                                                                    Exhibit 2.8
                                                                    -----------



-------------------------------------------------------------------------------



                         AGREEMENT AND PLAN OF MERGER


                                     among

                            STERLING SOFTWARE, INC.

                       STERLING SOFTWARE (ARIZONA), INC.

                                      and

                                COREDATA, INC.


                           dated as of July 12, 1999


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

                               TABLE OF CONTENTS

                                                                           Page

AGREEMENT AND PLAN OF MERGER..                                                1

ARTICLE I    THE MERGER.....................................................  2
     Section 1.1   The Merger...............................................  2
     Section 1.2   Closing..................................................  2
     Section 1.3   Effective Time...........................................  2
     Section 1.4   Effects of the Merger....................................  2
     Section 1.5   Certificate of Incorporation; Bylaws.....................  3
     Section 1.6   Directors; Officers......................................  3

ARTICLE II   EFFECT OF THE MERGER ON THE CAPITALSTOCK OF THE
CONSTITUENT CORPORATIONS....................................................  3
     Section 2.1   Effect on Capital Stock..................................  3
     Section 2.2   Stock Options............................................  5

ARTICLE III  PAYMENT FOR SHARES.............................................  5
     Section 3.1   Payment for Shares.......................................  5

ARTICLE IV   REPRESENTATIONS AND WARRANTIES.................................  8
     Section 4.1   Representations and Warranties of Company................  8
     Section 4.2   Representations and Warranties of Parent and
                   Merger Sub............................................... 23

ARTICLE V    CONDUCT OF BUSINESS OF COMPANY................................. 25
     Section 5.1   Conduct of Business of Company........................... 25

ARTICLE VI   ADDITIONAL COVENANTS........................................... 27
     Section 6.1   Preparation of the Proxy Statement....................... 27
     Section 6.2   Stockholders Meeting..................................... 28
     Section 6.3   Access to Information; Confidentiality................... 28
     Section 6.4   Reasonable Best Efforts.................................. 28
     Section 6.5   Public Announcements..................................... 29
     Section 6.6   No Solicitation; Acquisition Proposals................... 29
     Section 6.7   Consents, Approvals and Filings.......................... 31
     Section 6.8   Board Action Relating to Stock Option Plans.............. 31

     Section 6.9   Employee Benefit Matters................................. 31

ARTICLE VII  CONDITIONS PRECEDENT........................................... 32
     Section 7.1   Conditions to Each Party's Obligation to Effect
                   the Merger............................................... 32
     Section 7.2   Conditions to Obligations of Parent and Merger Sub....... 32
     Section 7.3   Conditions to Obligations of Company..................... 33

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER  34
     Section 8.1   Termination.............................................. 34
     Section 8.2   Effect of Termination.................................... 35
     Section 8.3   Amendment................................................ 35
     Section 8.4   Extension; Waiver........................................ 35
     Section 8.5   Procedure for Termination, Amendment, Extension
                   or Waiver................................................ 36

ARTICLE IX   GENERAL PROVISIONS............................................. 36
     Section 9.1   Nonsurvival of Representations and Warranties............ 36
     Section 9.2   Fees and Expenses........................................ 36
     Section 9.3   Definitions.............................................. 36
     Section 9.4   Notices.................................................. 38
     Section 9.5   Interpretation........................................... 39
     Section 9.6   Entire Agreement; Third-Party Beneficiaries.............. 39
     Section 9.7   Disclosure Schedules..................................... 39
     Section 9.8   Governing Law............................................ 40
     Section 9.9   Assignment............................................... 40
     Section 9.10  Enforcement.............................................. 41
     Section 9.11  Severability............................................. 41
     Section 9.12  Counterparts............................................. 41

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER, dated as of July 12, 1999 (this "Agreement"), is made and entered into among Sterling Software, Inc., a Delaware corporation ("Parent"), Sterling Software (Arizona), Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and CoreData, Inc., an Arizona corporation ("Company").

                                   RECITALS:

     A. The Executive Committee of the Board of Directors of Parent and the respective Boards of Directors of Merger Sub and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Merger Sub with and into Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement.

     B. Concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent has entered into a Shareholder Agreement, dated as of the date hereof (the "Shareholder Agreement"), with each of the Stockholders (as hereinafter defined), pursuant to which each Stockholder has (x) agreed, among other things, to vote all shares of capital stock of Company owned by such Stockholder in favor of the approval of this Agreement and (y) granted to Parent an option to purchase all shares of capital stock of Company owned by such Stockholder.

     C. Parent, Merger Sub and Company desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the consummation of the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     Section 1.1  The Merger.  On the terms and subject to the conditions set
                  ----------
forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Arizona Business Corporation Act (the "ABCA"), the

Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

     Section 1.2  Closing.  Unless this Agreement shall have been terminated and
                  -------
the transactions herein contemplated shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.3  Effective Time.  On the Closing Date (or on such other date as
                  --------------
Parent and Company may agree), the parties hereto (a) shall file with the Secretary of State of the State of Delaware (the "Delaware State Secretary") a certificate of merger (the "Delaware Certificate of Merger") and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL (b) shall file with the Corporation Commission of the State of Arizona (the "Arizona Corporation Commission") a certificate of merger (the "Arizona Certificate of Merger") and any other appropriate documents, executed in accordance with the relevant provisions of the ABCA, and (c) shall make all other filings or recordings required under the DGCL and ABCA in connection with the Merger. The Merger shall become effective upon the filing of the Delaware Certificate of Merger and the filing of the Arizona Certificate of Merger, or at such later time as may be specified in the Delaware Certificate of Merger or the Arizona Certificate of Merger (the "Effective Time").

     Section 1.4  Effects of the Merger.  The Merger shall have the effects set
                  ---------------------
forth in the applicable provisions of the DGCL and the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities of Company and Merger Sub shall become the liabilities of the Surviving Corporation.

     Section 1.5  Certificate of Incorporation; Bylaws.  At the Effective Time,
                  ------------------------------------
(a) the certificate of incorporation of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law and (b) the bylaws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

     Section 1.6  Directors; Officers.  From and after the Effective Time, (a)
                  -------------------
the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

     Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of
                  -----------------------
the Merger and without any action on the part of any holder of shares of Company's common stock, no par value per share (the "Common Shares"), shares of Company's Class A Preferred Stock, no par value per share (the "Class A Preferred Shares"), the Company's Class B Preferred Stock, no par value per share (the "Class B Preferred Shares"), and the Company's Class C Preferred Stock, no par value per share (the "Class C Preferred Shares", and, together with the Class A Preferred Shares, the Class B Preferred Shares, and the Common Shares, the "Shares"), or any other capital stock of Company or any shares of capital stock of Merger Sub:

           (a)   Common Stock of Merger Sub. Each share of common stock, par
                 --------------------------
value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

           (b)   Cancellation of Treasury Shares and Company-Owned Shares.  Each
                 --------------------------------------------------------
Share issued and outstanding immediately prior to the Effective Time that is owned by Company (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

           (c)   Conversion of Shares.  Each Share issued and outstanding
                 --------------------
immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $2.5795 per Share (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in accordance with this Agreement.

           (d)   Dissenting Shares. Notwithstanding anything in this Agreement
                 -----------------
to the contrary, any Shares issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand, and who properly demands, payment for such Shares ("Dissenting Shares") in accordance with Sections 10-1301 through 10-1331 of the ABCA (together with any successor provisions, the "Appraisal Provisions") shall not be converted into a right to receive the applicable Merger Consideration, unless such holder fails to perfect or otherwise loses such holder's right to payment in accordance with the Appraisal Provisions. If, after the Effective Time, such holder fails to perfect or loses any such right, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the applicable Merger Consideration in accordance with Section 2.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the Appraisal Provisions and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for payment in accordance with the Appraisal Provisions, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.2  Stock Options.
                  -------------

           (a) Immediately prior to the Effective Time, each holder of a then-outstanding option to purchase Common Shares (a "Company Option") under the Company's 1997 Stock Option Plans (the "Stock Option Plans") will be entitled to receive from the Company or Parent, and shall receive, in settlement of each Company Option a cash amount (the "Option Cash Amount"), which amount shall be advanced to Company by Parent. All Options shall terminate as of the Effective Time. The Option Cash Amount shall be payable with respect to that number of Common Shares which may be purchased by the holder of such Company Option pursuant to the terms thereof. The Option Cash Amount shall be equal to the product of (i) the excess, if any, of the Common Merger Consideration over the exercise price per Share of such Company Option and (ii) the number of Shares constituting such Company Option.

           (b) Except as may be otherwise agreed to by Parent and the Company, the Stock Option Plan established by the Company shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be deleted, terminated and of no further force or effect as of the Effective Time.

           (c) Company shall use its best efforts to obtain all necessary waivers, consents or releases from holders of Options granted under the Stock Option Plan and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by Section 2.2(a).


                                  ARTICLE III

                              PAYMENT FOR SHARES

     Section 3.1  Payment for Shares.
                  ------------------

           (a)    Payment Fund. Concurrently with the Effective Time, Parent
                  ------------
shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.1(c) (the "Payment Fund").

           (b)    Letters of Transmittal; Surrender of Certificates.  As soon as
                  -------------------------------------------------
reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record (other than Company or Parent, Merger Sub or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate and (ii) the applicable Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

           (c)   Cancellation and Retirement of Shares; No Further Rights. As of
                 --------------------------------------------------------
the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the applicable Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.1(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the applicable Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

           (d)   Investment of Payment Fund. The Exchange Agent shall invest the
                 --------------------------
Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

          (e) Termination of Payment Fund.  Any portion of the Payment Fund
              ---------------------------
which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

          (f) No Liability.  None of Parent, Merger Sub, the Surviving
              ------------
Corporation or the Exchange Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five
(5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Withholding Rights.  Parent and Merger Sub shall be entitled to
              ------------------
deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.



                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     Section 4.1  Representations and Warranties of Company.  Company represents
                  -----------------------------------------
and warrants to Parent and Merger Sub as follows:

           (a)    Organization, Standing and Corporate Power.  Company is a
                  ------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power and authority to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on Company. Company has delivered to Parent true, complete and correct copies of the articles of incorporation and by-laws of Company, in each case as amended to the date of this Agreement. The Company has no Subsidiaries.

          (b) Authority; Noncontravention.  Company has the requisite corporate
              ---------------------------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the approval of this Agreement by its stockholders as contemplated by Section 6.2. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Except as specified in
Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or by-laws of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.1(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company is a party or by which Company or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(c), contravene any applicable domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (c) Consents and Approvals.  No consent, approval or authorization of,
              ----------------------
or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the filing of the Arizona Certificate of Merger with the Arizona Corporation Commissioner, (ii) such other consents, approvals, authorizations, filings or notices as are specified in Section 4.1(c) of the Disclosure Schedule, and (iii) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d) Capital Structure.  The authorized capital stock of Company
              -----------------
consists solely of: 10,000,000 Common Shares; 3,000,000 Class A Preferred Shares; 2,000,000 Class B Preferred Shares; and1,000,000 Class C Preferred Shares. As of the date hereof: (i) 2,090,207 Common Shares are issued and outstanding; (ii) 1,000,000 Class A Preferred Shares are issued and outstanding;
(iii) 1,800,000 Class B Preferred Shares are issued and outstanding; (iv) 120,000 Class C Preferred Shares are issued and outstanding; (v) 240, 376 Common Shares are reserved for issuance pursuant to outstanding Options granted under the Stock Option Plan and 100,000 Common Shares are reserved for issuance in connection with an option held by the Riley Family Trust and 102,642 Common Shares are reserved for issuance to Micro Age, pursuant to certain antidilution provisions of its Convertible Preferred Stock and Warrant Purchase Agreement;
(vi) 1,000,000 Common Shares were reserved for issuance upon conversion of Series A Preferred Shares; (vii) 1,800,000 Common Shares were reserved for issuance upon conversion of Series B Preferred Shares; (viii) 120,000 Common Shares were reserved for issuance upon conversion of Series C Preferred Shares; and (ix) no Common Shares were held by Company in its treasury. Except as set forth in the immediately preceding sentence, as of the date hereof, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are and all Common Shares which could be issued pursuant to the exercise of outstanding Company Options or other options described in clause (v) above will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as specified above or in Section 4.1(d) of the Disclosure Schedule, Company does not have and is not subject to or bound by or, at or after the Effective Time will not have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company, (ii) restricts the transfer of any shares of capital stock of Company, or (iii) relates to the voting of any shares of capital stock of Company. No bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company may vote are issued or outstanding.

          (e) Financial Statements.  The Company has delivered to the Parent and
              --------------------
Merger Sub the audited financial statements of the Company as of, and for the years ended December 31, 1996, 1997 and 1998 (together with the notes thereto), certified by the Company's independent public accountants, and accompanied by their reports thereon (the "Audited Financial Statements"). The Company also has delivered to the Parent and Merger Sub the unaudited financial statements of the Company as of June 30, 1999 and for the six (6) months then ended (collectively, with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with the books and records of the Company in accordance with generally accepted accounting principles ("GAAP"). The Financial Statements fairly present, in all material respects, (a) the assets, liabilities and financial condition of the Company, as at the dates thereof, and (b) the results of operations and cash flows of the Company for the periods then ended. The statements of income and retained earnings and cash flows included in the Financial Statements do not contain any material items of special or nonrecurring income not earned in the ordinary course of business and consistent with applicable industry standards and practice.

          (f) Absence of Certain Changes or Events; No Undisclosed Material
              -------------------------------------------------------------
Liabilities.
-----------

              (i) Except as specified in Section 4.1(f)(i) of the Disclosure Schedule, since the date of the Audited Financial Statements, Company has conducted its business only in the ordinary course, and there has not been:
(A) any Material Adverse Change; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practice; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company which is material to Company, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by GAAP; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any portion thereof which write-off, write-down or determination exceeds $5,000 individually or $25,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company; or (I) any announcement of or entry into any agreement, commitment or transaction by Company to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

                 (ii) Except as disclosed in the Financial Statements or specified in Section 4.1(f)(ii) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice and of the same type and magnitude as those set forth in the Financial Statements since the date of the most recent Financial Statements, there are no liabilities of Company of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise.

           (g)   Real Property; Other Assets.
                 ---------------------------

                 (i)   The Company does not own any real property in fee.

                 (ii) Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except in each case where the failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company:
(A) Company has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges payable by Company as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default of a material nature on the part of Company or, to Company's knowledge, the landlord, exists under any Real Property Lease, and (D) Company is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

           (h)   Software.
                 --------

                 (i) Section 4.1(h)(i) of the Disclosure Schedule sets forth under the caption "Owned Software" a true, correct and complete list of all computer programs (source code or object code) owned by Company, including without limitation any computer programs in the development or testing phase (collectively, the "Owned Software"), and Section 4.1(h)(i) of the Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all computer programs (source code or object code) licensed to Company by another person (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

                 (ii) Except as specified in Section 4.1(h)(ii) of the Disclosure Schedule, Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. Company is in actual possession of (A) the source code and object code for each computer program included in the Owned Software, and (B) the object code and, to the extent required for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. Company is in possession of all other documentation (including without limitation all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers. The Software constitutes all of the computer programs necessary to conduct Company's business as now conducted, and includes all of the computer programs used in the development, marketing, licensing, sale or support of the products and the services presently offered by Company. Except as specified in Section 4.1(h)(ii) of the Disclosure Schedule, no person other than Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

                 (iii) Section 4.1(h)(iii) of the Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all persons other than Company that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and
(B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. Except as specified in Section 4.1(h)(iii) of the Disclosure Schedule, no person (other than Company and any person that is a party to a contract referred to in clause (v) of the first sentence of Section 4.1(k) that restricts such person from disclosing any information concerning such source code) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

                 (iv) There are no defects in any computer program included in the Software that would adversely affect the functioning thereof in accordance with any published specifications therefor or which would cause the Owned Software or, to Company's knowledge, the Licensed Software, to fail to be Year 2000 compliant in all material respects. Without limiting the generality of the foregoing, all of the Owned Software and, to Company's knowledge, all of the Licensed Software has the following properties and capabilities: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, the "Four-Digit Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the Year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; and (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; provided, however, that no representation or warranty is made as to the effect that defects in computer programs, hardware or systems provided by third parties (or the inability of any such programs, hardware or systems, other than those contemplated by the documentation for the Software to be used in conjunction with the Software, to properly exchange date data with the Software) may, when used in conjunction with the Software, have on the foregoing capabilities. Except as specified in
Section 4(1)(h)(iv) of the Disclosure Schedule, the Company has made no representations, warranties or disclosures of any sort regarding the Company's or any of the Software's Year 2000 compliance. Each computer program included in the Software is in machine readable form and contains all current revisions.
Section 4.1(h)(iv) of the Disclosure Schedule sets forth a true, correct and complete list of any current developments or maintenance efforts with respect to the Owned Software, including without limitation the development of new computer programs, enhancements or revisions to existing computer programs included in the Owned Software.

                 (v) Except as specified in Section 4.1(h)(v) of the Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, or any of its successors or assigns of any version or release of any computer program included in the Software obligates or will obligate Company or any of its successors or assigns to pay any royalty, fee or other compensation to any other person.

                 (vi) Company does not market and has not marketed, and has not supported and is not obligated to support, any Licensed Software.

                 (vii) Except as specified in Section 4.1(h)(vii) of the Disclosure Schedule, no agreement, license or other arrangement pertaining to any of the Software (including without limitation any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

           (i)   Intellectual Property.
                 ---------------------

                 (i) Section 4.1(i)(i) of the Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, trademarks, trade names, service marks, domain names and registered and material unregistered copyrights used by Company in connection with the conduct of Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so used, the "Intellectual Property"). Parent has heretofore been furnished with true, correct and complete copies of each U.S. and foreign registration or application for U.S. or foreign registration covering any of the Intellectual Property which is registered with, or in respect of which any application for registration has been filed with, any U.S. Governmental Entity or foreign government equivalent entity. All such registrations and applications are valid and subsisting, in full force and effect, and have not been cancelled, expired or abandoned. Company is listed in the records of the appropriate U.S. Governmental Entity or foreign government equivalent entity as the sole owner of record for each such application and registration.

                 (ii) The Intellectual Property includes all of the intellectual property rights owned or licensed by Company that are reasonably necessary to conduct Company's business as it is now conducted, and includes all of the intellectual property rights owned or licensed by Company that are used in the development, marketing, licensing or support of the Software. Except as specified in Section 4.1(i)(ii) of the Disclosure Schedule, (A) Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all Liens and (B) no person or entity other than Company has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

                 (iii) Company takes reasonable measures to protect the confidentiality of its material trade secrets, know-how or other confidential information, including requiring employees, independent contractors and licensees having access thereto to execute written non-disclosure agreements that adequately protect Company's proprietary interests in and to such trade secrets, know-how and other confidential information.

           (j)   No Infringement.
                 ---------------

                 (i) Except as specified in Section 4.1(j)(i) of the Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, or any of its successors or assigns of any Software or Intellectual Property, as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (A) infringe, whether directly, by inducement, contributorily, vicariously or otherwise ("Infringe"), any patent, trademark, copyright or other right of any other person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (C) entitle any other person to any interest therein, or right to compensation from Company, or any of its successors or assigns, by reason thereof. Except as specified in Section 4.1(j)(i) of the Disclosure Schedule, the Company has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving either matters of the type contemplated by the immediately preceding sentence or otherwise challenging the ownership, use, validity or enforceability of any Intellectual Property, nor is Company aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as specified in Section 4.1(j)(i) of the Disclosure Schedule, there are no restrictions on the ability of Company, or any of its successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

                 (ii) Except as specified in Schedule 4.1(j)(ii) of the Disclosure Schedule, Company is not aware of any Infringement, misappropriation or other violation of any Software or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation has been brought by Company against any third party.

           (k)   Material Contracts. There have been made available to Parent
                 ------------------
and its representatives true, correct and complete copies of all of the following contracts to which Company is a party or by which it is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of Company; (ii) contracts pursuant to which Company licenses other persons to use the Software and pursuant to which other persons license Company to use the Licensed Software; (iii) contracts (A) for the sale of any of the assets of Company, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets; (iv) contracts which restrict Company from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company in any line of business or in any geographical area; (v) contracts which restrict Company from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company; (vi) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (vii) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company. Except as specified in Section 4.1(k) of the Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in Section 4.1(k) of the Disclosure Schedule, Company is not in breach or default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

          (l) Litigation, etc.  As of the date hereof, except as specified in
              ---------------
Section 4.1(l) of the Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company before any court or other Governmental Entity, and (ii) the Company is not subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

          (m) Compliance with Applicable Laws.  All federal, state, local and
              -------------------------------
foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each of Company to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in Section 4.1(m) of the Disclosure Schedule, Company are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

          (n) Environmental Laws.  Except as specified in Section 4.1(n) of the
              ------------------
Disclosure Schedule and as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) Company has not violated or is in violation of any Environmental Law; (B) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (C) Company is not liable for any off-site contamination; (D) Company has no any liability or remediation obligation under any Environmental Law; (E) no assets of Company are subject to pending or threatened Liens under any Environmental Law; (F) Company have all Permits required under any Environmental Law ("Environmental Permits"); and (G) Company is in compliance with its respective Environmental Permits.

          (o) Taxes.  Except as specified in Section 4.1(o) of the Disclosure
              -----
Schedule:

              (i) Company has (A) timely filed all federal, state, local and foreign Tax Returns (as hereinafter defined), required to be filed by or for it in respect of any Taxes (as hereinafter defined) and all such Tax Returns are true, correct and complete, (B) established reserves that are reflected in the Financial Statements and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company through the date hereof, and (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Company has timely paid all Taxes that are required to be paid.

              (ii) (A) The Tax Returns of Company either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations, (B) all examinations described in clause (A) have been completed without the assertion of material deficiencies, and (C) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company by any federal, state, local or foreign taxing authority or court with respect to any period.

              (iii) Company has not (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Tax Return not yet filed, or

(C) requested any extension of time to be granted to file after the Effective Time any Tax Return required by applicable law to be filed by it.

          (iv) Company has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company. None of the assets of Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

          (v) Company (i) is not a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement or (ii) has no liability for Taxes of any party (other than Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

          (vi) Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the knowledge of Company, the IRS has not proposed any such adjustment or change in accounting method.

          (vii) Company is not, nor has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (viii) Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

          (ix) Company is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (x) There are no Tax liens upon any assets or properties of Company except for statutory liens not yet due.

          (xi) No audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Return of the Company (other than those being contested in good faith and for which adequate reserves have been established) and no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

           For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, property, sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, franchise and other taxes or similar charges of any kind imposed by any governmental entity, including any interest and penalties on or additions to or in respect of a failure to comply with any requirement relating to any Tax Return. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a Tax authority or jurisdiction in connection with Taxes, including, without limitation, combined, unitary or consolidated returns for any group of entities.

           (p)   Benefit Plans.
                 -------------

                 (i) Section 4.1(p) of the Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to (or to which Company has any obligation to contribute) for the benefit of any current or former employee, officer or director of the Company ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to (or to which Company has any obligation to contribute) for the benefit of any current or former employee, officer or director of the Company (Company ERISA Plans and such other plans being referred to as "Company Plans"). Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, and the three most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan.

                 (ii)  Except as specified in Section 4.1(p) of the Disclosure
Schedule:

                             (A) none of the Company ERISA Plans is a "multiemployer plan" within the meaning of ERISA;

                             (B) none of the Company Plans promises or provides retiree health benefits or retiree life insurance benefits to any person;

                             (C) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                             (D) Company does not have an obligation to adopt, and is not considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

                             (E) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company ERISA Plan;

                             (F) each Company Plan has been operated in accordance with its terms and the requirements of all applicable law, and no prohibited transaction described in Section 406 of ERISA or
          Section 4975 of the Code has occurred with respect to any Company ERISA Plan;

                             (G) Company has not incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

                             (H) the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation);

                             (I) Company is not aware of any claims relating to the Company Plans, other than routine claims for benefits; and

                             (J) None of the Company Plans provides for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by the Company as an independent contractor;

provided, however, that the failure of the representations set forth in clauses
(v), (vi), (vii), (ix) and (x) to be true and correct shall not be deemed to be a breach of any such representation unless such failures could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

           (q)   Absence of Changes in Benefit Plans.  Except as disclosed in
                 -----------------------------------
Section 4.1(q) of the Disclosure Schedule, since the date of the most recent Audited Financial Statements, Company has not adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

           (r)   Labor Matters.
                 -------------

                 (i) Except as specified in Section 4.1(r)(i) of the Disclosure Schedule, Company is not a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company. Company has heretofore made available to Parent true, complete and correct copies of the agreements set forth in

Section 4.1(r)(i) of the Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

                 (ii) No employees of Company are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company pending with any labor organization or group of employees of Company.

                 (iii) Except as specified in Section 4.1(r)(iii) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company, or (B) complaints, charges or claims against Company pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company.

           (s)   Brokers. No broker, investment banker, financial advisor or
                 -------
other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

           (t)   Voting Requirements.  The affirmative votes of each of  the
                 -------------------
holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting with respect to the approval of this Agreement, taken as a whole, and the affirmative votes of the holders of a majority of each Class of Preferred Stock are the only votes of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company. The Company is not subject to any Arizona "fair price," "business combination," "control share acquisition" or similar statute which would apply to the transactions contemplated by this Agreement.

           (u) Certain Information. The Proxy Statement (as hereinafter defined) will, at the time it is mailed to the stockholders of Company, at any time that it is amended or supplemented and at the time of the Stockholders Meeting referred to in Section 6.2, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion therein.

     Section 4.2  Representations and Warranties of Parent and Merger Sub.
                  -------------------------------------------------------
Parent and Merger Sub represent and warrant to Company as follows:

           (a)    Organization, Standing and Corporate Power.  Each of Parent
                  ------------------------------------------
and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

           (b)    Authority; Noncontravention.  Parent and Merger Sub have the
                  ---------------------------
requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Executive Committee of the Board of Directors of Parent and the Board of Directors of Merger Sub and have been duly approved by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.2(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (c) Consents and Approvals.  No consent, approval or authorization of,
              ----------------------
or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the filing of the Arizona Certificate of Merger with the Arizona Corporation Commissioner, and (iv) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (d) Financing.  Parent and Merger Sub collectively have cash on hand
              ---------
or financing commitments from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Merger Sub to (i) pay in full the Merger Consideration and all fees and expenses payable by Parent and Merger Sub in connection with this Agreement and the transactions contemplated thereby and (ii) satisfy and discharge such of Company's existing indebtedness as, pursuant to its terms, will become due and payable prior to its stated maturity as a result of the consummation of the transactions contemplated hereby.


                                   ARTICLE V

                        CONDUCT OF BUSINESS OF COMPANY

     Section 5.1  Conduct of Business of Company.  Except as expressly provided
                  ------------------------------
for herein, during the period from the date of this Agreement to the Effective Time, Company shall, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company, and to that end, without limiting the generality of the foregoing, Company shall not, without the prior consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock, (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement;

          (iii) amend its articles of incorporation, by-laws or other organizational documents;

          (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

          (v) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or (B) make any loans or advances to any other person, other than routine advances to employees consistent with past practice;

          (vii) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law;

          (viii) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (ix) enter into or amend any employment, consulting, severance or similar agreement with any individual;

          (x) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as hereinafter defined);

          (xi) make any tax election or settle or compromise any Tax liability of Company involving on an individual basis more than $10,000;

          (xii) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or otherwise required by law;

          (xiii) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business;

          (xiv) except as specified in Section 5.1 of the Disclosure Schedule, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company;

          (xv) accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of Company otherwise than in the ordinary course of business consistent with past practice, in any such case with the purpose or effect of using the resulting increase in the cash flow of Company to reduce the total indebtedness of Company for money borrowed; or

                  (xvi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.


                                  ARTICLE VI

                             ADDITIONAL COVENANTS

     Section 6.1  Preparation of the Proxy Statement.  As soon as practicable
                  ----------------------------------
following the date hereof, Company shall prepare a proxy statement (the "Proxy Statement"), with respect to the transactions contemplated hereby. Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement. Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Company at the earliest practicable date.

     Section 6.2  Stockholders Meeting.  Company shall take all action
                  --------------------
necessary, in accordance with the ABCA and other applicable law and its articles of incorporation and by-laws, to convene and hold a special meeting of the stockholders of Company (the "Stockholders Meeting") as promptly as practicable after the date hereof for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the provisions of Section 6.6(b), the Board of Directors of Company shall recommend that the holders of Shares vote in favor of the approval of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and Merger Sub shall vote any Shares beneficially owned by them (which may be voted by them pursuant to applicable law) in favor of the approval of this Agreement.

     Section 6.3  Access to Information; Confidentiality.  Each of Parent and
                  --------------------------------------
Company shall afford to the other and its officers, employees, counsel, financial advisors and other representatives access during the period prior to the Effective Time to all its properties, books, contracts, commitments, Tax Returns, personnel and records and, during such period, each of Parent and Company shall furnish as promptly as practicable to the other such information concerning its business, properties, financial condition, operations and personnel as the other may from time to time request. Any such investigation by Parent or Company shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent and Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated January 21, 1999, between Parent and Company with respect to confidentiality and other matters.

     Section 6.4  Reasonable Best Efforts.  On the terms and subject to the
                  -----------------------
conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

     Section 6.5  Public Announcements.  Parent and Merger Sub, on the one hand,
                  --------------------
and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing with the Securities and Exchange Commission or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.6  No Solicitation; Acquisition Proposals.
                  --------------------------------------

           (a) During the period from and including the date of this Agreement to and including the Effective Time, Company shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company, prior to the time at which this Agreement shall have been approved by Company's stockholders, from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited, bona fide written Acquisition Proposal after the date hereof if, and to the extent that, the Board of Directors of

Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (i) such Acquisition Proposal would be more favorable to Company's stockholders than the Merger, and (ii) the failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law, and, prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter agreement relating to the furnishing of confidential information of Company to Parent referred to in the last sentence of Section 6.3. Company shall promptly (and, in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for information relating to Company for access to the properties, books or records of Company by any person who has informed Company that such person is considering making, or has made, an Acquisition Proposal (which notice shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Company shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal.

                 (b) During the period from and including the date of this Agreement to and including the Effective Time, neither the Board of Directors of Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the transactions contemplated hereby or the recommendation referred to in the penultimate sentence of Section 6.2; provided, however, that nothing contained in this Agreement will prohibit the Board of Directors of Company from withdrawing or modifying the recommendation referred to in the penultimate sentence of Section 6.2 following the receipt by Company after the date hereof, under circumstances not involving any breach of the provisions of
Section 6.6(a), of an unsolicited Acquisition Proposal if, and to the extent that, the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (i) the transactions contemplated by such Acquisition Proposal would be more favorable to Company's stockholders than the transactions contemplated hereby, and (ii) the failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law.

                 (c) Nothing in this Section 6.6, and no action taken by the Board of Directors of the Company pursuant to this Section 6.6, will (i) have any effect on Company's obligations under the first sentence of Section 6.2, which obligations shall be absolute and unconditional, (ii) permit Company to terminate this Agreement except in accordance with the provisions of Section 8.1, (iii) permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect, or (iv) affect in any manner any other obligation of Company under this Agreement.

           (d) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer, proposal or other indication of interest regarding any of the following (other than the transactions contemplated by this Agreement with Parent or Merger Sub) involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company, in a single transaction or series of related transactions; (iii) any offer to purchase 20% percent or more of the outstanding shares of capital stock of Company; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 6.7  Consents, Approvals and Filings.  Upon the terms and subject
                  -------------------------------
to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger; provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including without limitation the Surviving Corporation after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     Section 6.8  Board Action Relating to Stock Option Plan.  As soon as
                  ------------------------------------------
practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Stock Option Plan) shall adopt such resolutions and take such actions as may be required to cause each outstanding

Option to be automatically converted, at the Effective Time, into the right to receive the Option Cash Amount for such Option in accordance with Section 2.2 and shall make such other changes to the Stock Option Plan as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     Section 6.9  Employee Benefit Matters.
                  ------------------------

           (a) From and after the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor and provide for payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company at or prior to the Effective Time ("Covered Employees"), all in accordance with their respective terms.

           (b) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

           (a)    Stockholder Approval. This Agreement shall have been approved
                  --------------------
by the affirmative vote of the holders of the requisite number of shares of capital stock of Company in the manner required pursuant to Company's articles of incorporation and by-laws, the ABCA and other applicable law.

           (b)    No Injunctions or Restraints.  No temporary restraining order,
                  ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Merger shall be in effect; provided, however, that the party invoking this condition shall have complied with its obligations under Section 6.7.


     Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The
                  --------------------------------------------------
obligation of each of Parent and Merger Sub to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

           (a)    Representations and Warranties and Covenants. The
                  --------------------------------------------
representations and warranties of Company contained in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall be true and accurate in all material respects, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall be true and accurate in all respects, in each case when made and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and Company shall have performed or complied with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it prior to the Closing, and Parent and Merger Sub shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Company.

           (b)    No Material Adverse Change.  Since the date of this Agreement,
                  --------------------------
Company shall not have experienced any Material Adverse Change.

           (c)    Certain Litigation. There shall not be pending or threatened
                  ------------------
any suit, action or proceeding seeking to restrain or prohibit the Merger or seeking to obtain from Parent or Company or any of their respective affiliates in connection with the Merger any material damages, or seeking any other relief that, following the Merger, would materially limit or restrict the ability of Parent and its Subsidiaries to own and conduct both the assets and businesses owned and conducted by Parent and its Subsidiaries prior to the Merger and the assets and businesses owned and conducted by Company prior to the Merger.

           (d)    Consents. All consents, authorizations, orders and approvals
                  --------
of (or filings or registrations with) any Governmental Entity or any other person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the certificates of merger pursuant to Section 1.3 and except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

     Section 7.3  Conditions to Obligations of Company.  The obligation of
                  ------------------------------------
Company to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

           (a)    Representations, Warranties and Covenants. The representations
                  -----------------------------------------
and warranties of each of Parent and Merger Sub contained in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall be true and accurate in all material respects, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall be true and accurate in all respects, in each case when made and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and Parent and Merger Sub shall have performed or complied with any obligation, agreement or covenant required by the Agreement to be performed or complied with by either of them prior to the Closing, and Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent and Merger Sub.


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1  Termination.  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company, in any one of the following circumstances:

           (a) By mutual written consent duly authorized by the Boards of Directors of Parent and Company.

           (b) By Parent or Company, if the Effective Time shall not have occurred on or before August 31, 1999, otherwise than as a result of any material breach of any provision of this Agreement by the party seeking to effect such termination.

           (c) By Parent or Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this Section 8.1(a)(iii) if it has not complied with its obligations under Section 6.7.

           (d) By Parent, if the Stockholders Meeting shall have been held and this Agreement shall not have been approved by the affirmative vote of the holders of the requisite number of shares of capital stock of Company.

           (e) By Parent, if (A) the Board of Directors of Company or any committee thereof shall have (1) withdrawn or modified, in a manner adverse to Parent or Merger Sub, its approval of this Agreement or the transactions contemplated hereby or the recommendation referred to in the penultimate sentence of Section 6.2, (2) approved, endorsed or recommended to its stockholders an Acquisition Proposal, or (3) resolved to do any of the foregoing or (B) if the Stockholders Meeting shall not have been held by August 15, 1999 as a result of a breach by Company of its obligations under Section 6.2.

           (f) By Parent or Company, if (A) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) the representations and warranties of the other party contained in this Agreement, which representations and warranties shall be deemed for purposes of this
Section 8.1(a)(vi) not to include any qualification or limitation with respect to materiality (whether by reference to a "Material Adverse Effect" or otherwise), shall have been untrue in any respect on the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representations and warranties shall have been untrue, in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on such other party.

     Section 8.2  Effect of Termination.  In the event of the termination and
                  ---------------------
abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of Section 4.1(s), the last sentence of Section 6.3, this

Section 8.2 and Article IX) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any breach of this Agreement.

     Section 8.3  Amendment.  Subject to any applicable provisions of the DGCL
                  ---------
and the ABCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement at the Stockholders Meeting, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

     Section 8.4  Extension; Waiver.  At any time prior to the Effective Time,
                  -----------------
the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 8.5  Procedure for Termination, Amendment, Extension or Waiver.  A
                  ---------------------------------------------------------
termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     Section 9.1  Nonsurvival of Representations and Warranties.  None of the
                  ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.2  Fees and Expenses.  Whether or not the Merger shall be
                  -----------------
consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the expenses incurred by the Company shall not exceed $75,000.

     Section 9.3  Definitions.  For purposes of this Agreement:
                  -----------

           (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

           (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

           (c) "Disclosure Schedule" means the disclosure schedule delivered by Company to Parent and Merger Sub simultaneously with the execution of this Agreement;

           (d) "Environmental Laws" means any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

           (e) "Hazardous Substances" means: (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) any other contaminant; and (vi) any substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation;

           (f) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be, after reasonable inquiry under the circumstances;

           (g) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

           (h) "Material Adverse Change" means any one or more changes, events or occurrences which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

           (i) a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the condition (financial or otherwise), assets, liabilities (actual or contingent), results of operations or business of such person and its Subsidiaries taken as a whole;

           (j) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

           (k) "Stockholders" means Steve Gubin, Gary Legner, Jim Parker, the Riley Family Trust, Jim Pitre, Kent Mueller, MicroAge, Alan Hald, Jack Wertheim, Jack Riley, Karl Forster, Ken Kark and Tom Schlarman.

           (l)   a "Subsidiary" of any person means any other person of which
(i) the first mentioned person or any Subsidiary thereof is a general partner,
(ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person

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

and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     Section 9.4  Notices.  All notices, requests, claims, demands and other
                  -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)  if to Parent or to Merger Sub, to

                       Sterling Software, Inc.
                       300 Crescent Court
                       Suite 1200
                       Dallas, Texas 75201
                       Attention:  Don J. McDermett, Jr., Esq.
                       Telecopy:  (214) 981-1265

                       with a copy (which shall not constitute notice) to:

                       Skadden, Arps, Slate, Meagher & Flom, LLP
                       919 Third Avenue
                       New York, New York  10022
                       Attention:  Richard J. Grossman, Esq.
                       Telecopy: (212) 735-2572

                 (ii)  if to Company, to

                       CoreData, Inc.
                       4114 East Wood Street, Suite II
                       Phoenix, AZ 85040
                       Attention:  Jim Parker
                       Telecopy:  (602) 437-5066
                       with a copy (which shall not constitute notice) to:

                       Bryan Cave LLP
                       Two North Central Avenue
                       Suite 2200
                       Phoenix, Arizona  85004-4406
                       Attention:  Frank M. Placenti, Esq.
                       Telecopy:  (602) 364-7070

     Section 9.5  Interpretation.  When a reference is made in this Agreement to
                  --------------
a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement
                  -------------------------------------------
constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreement referenced in the last sentence of Section 6.3). This Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

     Section 9.7  Disclosure Schedules.
                  --------------------

           (a) On or prior to the date hereof, Company shall have delivered to Parent and Merger Sub the Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI, provided, that the mere inclusion of an item on the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to cause a Material Adverse Change. Each section of the Disclosure Schedule shall contain (including by cross-reference) all disclosures required or applicable to such section, regardless of whether such information is also disclosed on another section of the Disclosure Schedule.

           (b) From time to time prior to the Closing Date, Company shall promptly amend, update or supplement the Disclosure Schedule. If the disclosure in the updated Disclosure Schedule represents a change from the matters previously disclosed therein which reflects the occurrence or result of a Material Adverse Change, Parent and Merger Sub shall have the right to terminate this Agreement by delivering, within five (5) business days after receipt of such updated or supplemented Disclosure Schedule, written notice of its election to terminate. Upon a failure to effectively exercise a termination right as provided in the immediately preceding sentence, then Parent and Merger Sub shall be deemed to have waived such right to object to such updated or supplemented Disclosure Schedule, which thereafter shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of any development or change disclosed in such amended, updated or supplemented Disclosure Schedule.

     Section 9.8  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.9  Assignment.  Neither this Agreement nor any of the rights,
                  ----------
interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of Company; provided that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.10 Enforcement. Irreparable damage would occur in the event that
                  -----------
any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any appropriate state court in the State of Arizona or federal court in Maricopa County in the State of Arizona, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of any appropriate state court in the State of Arizona or federal court in Maricopa County in the State of Arizona in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than any appropriate state court in State of Arizona or federal court in Maricopa County in State of Arizona.

     Section 9.11  Severability.  Whenever possible, each provision or portion
                   ------------
of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 9.12  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                             [signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                   STERLING SOFTWARE, INC.


                   By:   /s/ Don J. McDermett, Jr.
                        ---------------------------
                        Don J. McDermett, Jr.
                        Senior Vice President, General Counsel and Secretary


                   STERLING SOFTWARE (ARIZONA), INC.


                   By:   /s/ Don J. McDermett, Jr.
                        ---------------------------
                        Don J. McDermett, Jr.
                        Vice President and Secretary


                   COREDATA, INC.


                   By:   /s/ Jim Parker
                        ----------------------------------
                        Jim Parker
                        President


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